EXHIBIT 99.1

TheraSense Announces First Quarter Financial Results

ALAMEDA, Calif., April 23, 2003 — TheraSense, Inc. (Nasdaq: THER) announced today its results for the first quarter ended March 31, 2003.

First Quarter Performance

Total revenues for the first quarter of 2003 were $40.9 million, an increase of 23% over total revenues of $33.3 million in the first quarter of 2002. The increased revenues were principally the result of greater sales of FreeStyle test strips and FreeStyle System kits. Gross profit for the first quarter of 2003 was $21.8 million, an increase of 47% over gross profit of $14.9 million in the first quarter of 2002. Gross margin for the first quarter of 2003 was 53% compared to 45% for the first quarter of 2002. The improved gross margin and gross profit resulted from test strip revenue comprising a greater proportion of revenues, reduced manufacturing costs, and fixed costs being spread over larger sales volumes.

Net loss for the first quarter of 2003 was $8.5 million or $0.21 per basic and diluted share compared to a net loss of $11.0 million, or $0.28 per basic and diluted share for the first quarter of 2002.

“This quarter showed continued growth in consumer demand for FreeStyle and we reached significant milestones in the development of our continuous glucose monitoring system. We completed enrollment in our pivotal clinical trial and data from the final participants will be available in the second quarter. We are currently preparing our premarket approval application and anticipate submitting it to the Food and Drug Administration in the second half of 2003,” stated Mark Lortz, President and CEO of TheraSense. “We also completed the expansion of our facility. The expanded facility includes additional manufacturing space to permit commercial scale manufacturing of the disposable sensor portion of the continuous system.”

Cash, cash equivalents and investments as of March 31, 2003 were $78.9 million, compared to $77.5 million as of December 31, 2002. TheraSense’s cash position was favorably impacted by the receipt of $15 million during the quarter pursuant to the amendment of its European distribution agreement.

Investor Conference Call

TheraSense will host a conference call today at 2:00 p.m., Pacific Time. A live web cast will be available via a link on the Investor Relations portion of TheraSense’s website at www.therasense.com. An on demand archive of the call will be available at the TheraSense website for five days following the call.

About TheraSense

TheraSense develops, manufactures and sells easy to use glucose monitoring systems that dramatically reduce the pain of testing for people with diabetes. The company began selling its first product, the FreeStyle® blood glucose monitoring system, in June 2000. The FreeStyle system has wide distribution in the United States through national retailers including Walgreens, Wal-Mart, Rite Aid, CVS and Eckerd. The FreeStyle system is distributed in various European countries by Disetronic Group. In Japan, the FreeStyle system is distributed by Nipro Corporation, the Japanese market leader in dialysis and insulin pumps. The TheraSense headquarters and test strip manufacturing facility are located in Alameda, California. Visit us at www.therasense.com.

Forward-Looking Statements

The foregoing contains statements regarding continued growth, continued progress on our continuous glucose monitoring system and an anticipated filing of a premarket approval application. These statements are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and actual results could differ materially. We undertake no obligation to update or revise any forward-looking statement. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to: risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; risks related to the development of innovative products; our history of net losses and variability of quarterly results; our dependence on FreeStyle for future revenues; our limited sales and marketing experience; substantial competition; and risks related to intellectual property litigation and failure to protect our intellectual property.

Investors should read the risk factors set forth in TheraSense’s Form 10-K for the year ended December 31, 2002 and periodic reports filed with the Securities and Exchange Commission. The risk factors are also available on the Investor Relations portion of TheraSense’s website at www.therasense.com.

Contacts:

FD Morgan-Walke for TheraSense Investors: Teresa Thuruthiyil Press: Christopher Katis, Ron Heckmann (415) 439-4513	TheraSense, Inc. Holly Kulp Vice President of Professional Relations and Customer Service (510) 749-5400

THERASENSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,

	2003	2002

Total revenues	$40,904	$33,279
Cost of revenues	19,114	18,408

Gross profit	21,790	14,871

Operating expenses:
Research and development	5,166	4,441
Selling, general and administrative	25,280	21,905

Total operating expenses	30,446	26,346

Loss from operations	(8,656)	(11,475)
Interest income, net	117	490

Net loss	$(8,539)	$(10,985)

Net loss per common share, basic and diluted	$(0.21)	$(0.28)

Weighted-average shares used in computing net
loss per common share, basic and diluted	40,831	39,429

THERASENSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2003	December 31, 2002

Assets
Current assets:
Cash and cash equivalents	$35,024	$32,158
Available-for-sale investments	40,254	34,135
Accounts receivable, net	40,183	36,319
Inventories	19,346	21,060
Prepaid expenses and other current assets	3,053	6,358

Total current assets	137,860	130,030
Available-for-sale investments	3,644	11,217
Property and equipment, net	15,724	14,340
Other assets	4,978	5,216

Total assets	$162,206	$160,803

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,090	$17,034
Accrued liabilities	13,729	16,109
Deferred revenue	3,649	1,000
Current portion of long-term debt	4,458	5,149

Total current liabilities	36,926	39,292

Long-term debt	2,767	3,161
Deferred revenue	13,752	2,261
Other liabilities	-	500

Total liabilities	53,445	45,214

Stockholders’ equity:
Common stock	41	41
Additional paid-in capital	271,340	271,782
Notes receivable from stockholders	(20)	(156)
Deferred stock-based compensation, net	(9,649)	(11,642)
Accumulated deficit	(153,291)	(144,752)
Accumulated other comprehensive income	340	316

Total stockholders’ equity	108,761	115,589

Total liabilities and stockholders’ equity	$162,206	$160,803